Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2016, with respect to the consolidated financial statements, schedule, and internal control over financial reporting incorporated by reference in the Annual Report of Littelfuse, Inc. on Form 10-K for the year ended January 2, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of Littelfuse, Inc. on Forms S-8 (File Nos. 333-166953, 333-64285, 333-134699, and 333-134700).

/s/ GRANT THORNTON LLP

Chicago, IL

March 1, 2016